Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of August 2, 2012

by and between

MARYLAND ECONOMIC DEVELOPMENT CORPORATION

and

EVITTS RESORT, LLC

Table of Contents

1.	PURCHASE AND SALE	1

2.	REPRESENTATIONS AND WARRANTIES OF MEDCO	5

3.	REPRESENTATIONS AND WARRANTIES OF BUYER	8

4.	COVENANTS AND AGREEMENTS OF MEDCO	9

5.	COVENANTS AND AGREEMENTS OF THE PARTIES	10

6.	CONDITIONS TO THE OBLIGATIONS OF THE PARTIES	12

7.	CLOSING	14

8.	TERMINATION	15

9.	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS	16

10.	MISCELLANEOUS	17

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 2nd day of August, 2012 (the “Effective Date”), by and between MARYLAND ECONOMIC DEVELOPMENT CORPORATION, a body politic and corporate and an instrumentality of the State of Maryland (“MEDCO”), and EVITTS RESORT, LLC, a Maryland limited liability company (“Buyer”).

Capitalized terms used in this Agreement shall have the meanings specified elsewhere in this Agreement or in Exhibit A attached hereto.

RECITALS

A.           MEDCO is the owner of (i) leasehold rights under and by virtue of the Ground Lease and, subject to the terms of the Ground Lease, is the owner of the Ground Lease Improvements, and (ii) certain tangible personal property located at the Real Property, all of which MEDCO owns, and which is operated by the Manager, under the tradename “Rocky Gap Lodge and Golf Resort” (the “Business”).

B.           Upon the terms and conditions contained in this Agreement, MEDCO desires to sell and assign certain properties, assets, and rights related to the Business to Buyer.

C.           Upon the terms and conditions contained in this Agreement, Buyer desires to purchase and acquire certain properties, assets, and rights related to the Business from MEDCO.

D.           In connection with the foregoing transactions, Buyer desires to enter into an Amended and Restated Ground Lease with the Maryland Department of Natural Resources relating to the Buyer’s leasehold interest in the Real Property after the Closing Date.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.      PURCHASE AND SALE

1.1.           Transferred Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing MEDCO shall sell, transfer, assign, and deliver to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer shall purchase and acquire from MEDCO, all of MEDCO’s right, title, and interest in and to all assets of the Business except for the Excluded Assets, including, without limitation, the following tangible and intangible properties, assets, and rights used or held for use in connection with the Business, wherever located (collectively, the “Transferred Assets”):

(a)      customer deposits and advance payments from customers, including all Gift Cards;

(b)      all Inventory agreed to by MEDCO and Buyer and listed on Schedule 1.1(b) at least three Business Days prior to Closing;

(c)      except for those documents expressly described in Section 1.2(a), all books, records, files, data, reports and plans of the Business (including such books and records that are contained in computerized storage media), including all mailing lists, customer lists, supplier and vendor lists, price lists, sales records, supplier and vendor data, accounting information and procedures, marketing information and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, standard forms of documents, and manuals of operations or business procedures;

(d)      all right, title, and interest of MEDCO in and to the Ground Lease;

(e)      all of the right, title, interest, and estate of MEDCO in and to the Real Property under and by virtue of the Ground Lease;

(f)      all right, title, and interest of MEDCO in and to the Ground Lease Improvements (subject to the terms and conditions set forth in the Ground Lease and relating thereto);

(g)      all equipment, machinery, supplies, tools, parts, office furnishings, furniture, fixtures, trailers, and vehicles described on Schedule1.1(g);

(h)      all right, title, and interest of MEDCO in and to all Intellectual Property set forth on Schedule 1.1(h);

(i)      any and all other operating leases, subleases or license agreements (other than the Ground Lease) set forth on Schedule 1.1(i), and rights thereunder (collectively, the “Assumed Leases”); and

(j)      all commitments, agreements, contracts, purchase orders, licenses, sublicenses and other instruments set forth on Schedule 1.1(j), and rights thereunder (together with the Assumed Leases, the “Transferred Contracts”).

1.2.             Excluded Assets.  Notwithstanding anything contained herein to the contrary, MEDCO shall retain and shall not convey to Buyer any of the following (all, collectively, the “Excluded Assets”):

(a)      the seals, minute books, and other documents relating to the organization, maintenance and existence of MEDCO;

(b)      all books, records, and financial information kept by MEDCO in the trailer leased by MEDCO from Bowman Sales & Equipment, Inc. (the “MEDCO Records”);

(c)      cash or cash equivalents of MEDCO;

(d)      all accounts receivable, notes, and other receivables;

(e)      prepaid expenses and the right to receive payment from third parties;

(f)      all Inventory not listed on Schedule 1.1(b); and

(g)      any of the rights of MEDCO under this Agreement.

1.3.            Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall assume at Closing all liabilities that arise after the Closing under the Transferred Contracts relating to the provision of goods or services or the payment for goods or services on or after the Closing Date (collectively, the “Assumed Liabilities”).

1.4.           Excluded Liabilities.  Except only for the Assumed Liabilities, Buyer will not assume, and will not pay, discharge, perform or otherwise be liable or responsible for, any Liabilities of MEDCO of any nature whatsoever (collectively, the “Excluded Liabilities”).

1.5.           Instruments of Transfer; Cooperation.

At the Closing MEDCO shall execute and deliver to Buyer the following instruments of transfer with respect to the Transferred Assets:

(a)      Assignment of Ground Lease.  An Assignment of Ground Lease in substantially the form of Exhibit B (the “Assignment of Ground Lease”), pursuant to which MEDCO shall  assign and convey all its all right, title, and interest in and to the Ground Lease, as well as all of its right, title, interest, and estate in and to the Real Property under and by virtue of the Ground Lease;

(b)      Bill of Sale and Assignment of Ground Lease Improvements. A Bill of Sale and Assignment of Ground Lease Improvements in the form of Exhibit C (the “Assignment of Ground Lease Improvements”), pursuant to which MEDCO shall sell, assign and convey all its all right, title, and interest in and to the Ground Lease Improvements (subject to the terms and conditions set forth in the Ground Lease and relating thereto);

(c)      Bill of Sale and Assignment and Assumption Agreement.  A Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D (the “Bill of Sale”), pursuant to which MEDCO shall assign and convey all its right, title, and interest in and to all tangible personal property used in the Business;

(d)      Assignment of Intellectual Property.  An Assignment of Intellectual Property in the form attached hereto as Exhibit E (the “Assignment of Intellectual Property”), pursuant to which MEDCO shall assign and convey all its right, title, and interest in and to all Intellectual Property used in the Business; and

(e)      Other Assignments.  Such other assignments and instruments of title as Buyer may require for the sale, assignment and transfer of the remainder (if any) of the Transferred Assets to Buyer, individually or in bulk as Buyer may request.

1.6.           Purchase Price; Allocation of Purchase Price; Prorations.

(a)      The aggregate consideration payable by Buyer to MEDCO for the Transferred Assets is $6,775,000, plus an amount equal to the value of the Adjustment Inventory listed in Schedule 1.1(b), as such value is set forth on the books and records of the Business as of the date at least two (2) Business Days prior to the Closing (the “Purchase Price”).  At the Closing, (i) Buyer shall pay the Purchase Price to MEDCO in immediately available funds by wire transfer to an account designated in writing to Buyer at least three (3) Business Days prior to the Closing Date, and (ii) MEDCO shall pay the Indemnity Escrow Amount set forth in Section 1.6(d) below to the Escrow Agent (as defined in Section 1.6(d)).

(b)      The Purchase Price shall be allocated to and among the respective Transferred Assets as reasonably determined by the parties promptly following the Closing Date, but in all cases within 60 days after the Closing Date.  Neither party shall take any position on any Tax Return or other report filed with any Governmental Authority (or in any Proceeding before any Governmental Authority) that is in any manner inconsistent with the allocation agreed to by the parties. The parties shall promptly advise each other of the existence of any Tax audit, controversy or litigation related to any allocation hereunder.

(c)      All of the items listed below relating to the Transferred Assets will be prorated as of the Closing, with MEDCO liable to the extent such items relate to any time period prior to the Closing, and with Buyer (with effect from the Closing) liable to the extent such items relate to time periods beginning after the Closing:

(i)           rents and other items payable by MEDCO under any Transferred Contract;

(ii)           the amount of any registration or permit fees with respect to any registrations or permits that are being assigned or transferred hereunder; and

(iii)           the amount of sewer rents and charges for water, telephone, equipment driver and control services and all other utilities.

MEDCO shall furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all prorating calculations made pursuant to this section.  If current payments with respect to items to be prorated pursuant to this section are not ascertainable on or before the Closing Date, then such payments shall be prorated on the basis of the most recently ascertainable bill therefor.  At Closing, MEDCO shall pay to Buyer the prorated portion of such items and Buyer shall thereafter be responsible for payment of the entire amount of such items when due.  All items subject to this Section 1.6(b) shall be again prorated between MEDCO and Buyer when the current bills with respect to such items have been issued (but not later than 30 days after the Closing Date), and in each case a cash settlement shall be made between MEDCO and Buyer promptly thereafter.

(d)      At the Closing, MEDCO shall deposit an amount equal to Three Hundred Thirty Eight Thousand Seven Hundred and Fifty Dollars ($338,750) constituting five percent (5%) of the Purchase Price (the “Indemnity Escrow Amount”) with an escrow agent (the “Escrow Agent”), pursuant to an escrow agreement (“Escrow Agreement”).  The Indemnity Escrow Amount, together with income earned thereon as provided in the Escrow Agreement (the “Indemnity Escrowed Funds”), shall be held by the Escrow Agent pursuant to the Escrow Agreement as a source of funds for paying (i) any amount owed by MEDCO to Buyer pursuant to Section 9.2, (ii) the amount by which the actual redemptions of Gift Cards after the Closing Date exceeds 80% of the total face value of all Gift Cards (which excess amount shall not be subject to the limitations set forth in Section 9.4), and (iii) the amount of all Promotions (which shall not be subject to the limitations set forth in Section 9.4). The Indemnity Escrowed Funds will be released to Buyer or MEDCO when and as provided in the Escrow Agreement.  All costs and expenses, and any indemnities in favor, of the Escrow Agent shall be paid one-half by Buyer, on the one hand, and one-half by MEDCO, on the other hand.  If one party pays more than its allocable share of such payments to the Escrow Agent, the other party will promptly reimburse the paying party for the amount of the excess payment.  Notwithstanding anything contained in this Agreement to the contrary, on the one (1) year anniversary of the Closing Date, any unclaimed balance of the Indemnity Escrowed Funds remaining in the possession of the Escrow Agent shall be released to MEDCO.

2.      REPRESENTATIONS AND WARRANTIES OF MEDCO

To induce Buyer to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby, MEDCO, as of the date hereof and as of the Closing Date, makes the representations and warranties set forth in this Section 2, except as set forth in the disclosure schedules delivered by MEDCO to Buyer on the date hereof (each, a “Schedule” and collectively, the “Disclosure Schedules”).  The Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Section 2.  Any matter disclosed in any Schedule shall be deemed disclosed for the purposes of any other Schedule in which such disclosure reasonably relates or such disclosure’s relevance is clearly apparent.

2.1.            Organization and Good Standing.  MEDCO is a body politic and corporate and an instrumentality of the State of Maryland and has full power and authority to own, operate and lease its properties, and to conduct the Business as it is now being conducted.

2.2.            Execution and Effect of Agreement.  MEDCO has the requisite corporate power and authority to enter into, execute and deliver this Agreement and the Collateral Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by MEDCO of this Agreement and the Collateral Agreements to which it is a party, the consummation by MEDCO of the transactions contemplated hereby and thereby and the performance by MEDCO of its obligations hereunder and thereunder have been duly and effectively authorized by all necessary corporate action on the part of MEDCO.  This Agreement has been, and at Closing each of the Collateral Agreements to which MEDCO is a party will be, duly executed and delivered by MEDCO.  This Agreement constitutes, and at Closing each of the Collateral Agreements to which MEDCO is a party will constitute, a legal, valid, and binding obligation of MEDCO, fully enforceable against MEDCO in accordance with its terms, except as enforceability thereof may be limited by (i) any immunities from suit or liability that may be available to an instrumentality of the State of Maryland under the Laws of the State of Maryland or (ii) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

2.3.            Restrictions.  Except as set forth on Schedule 2.3, the execution and delivery by MEDCO of this Agreement and the Collateral Agreements, the consummation by MEDCO of the transactions contemplated hereby and thereby and the performance by MEDCO of its obligations hereunder and thereunder do not and will not (with or without the passage of time or the giving of notice or both):

(a)      violate or conflict with any of the provisions of the organizational documents of MEDCO;

(b)      violate or conflict with the provisions of any Applicable Laws;

(c)      result in the creation of any Encumbrance upon any of the Transferred Assets; or

(d)      violate or conflict with any provisions of, result in a breach of, give rise to a right of termination, modification or cancellation of, constitute a default of, or accelerate the performance required by, the terms of any agreement (including the Transferred Contracts), indenture, mortgage, deed of trust, security or pledge agreement, lease, contract, note, bond, license, permit, authorization or other instrument to which MEDCO is a party or to which MEDCO, any of the Transferred Assets is subject.

2.4.            Consents.  Except as set forth on Schedule 2.4, no filing with, or consent, waiver, approval or authorization of, or notice to, any Governmental Authority or any other Person is or will be required to be made or obtained by MEDCO in connection with the execution and delivery of this Agreement, the Collateral Agreements or any other document or instrument contemplated hereby or thereby, the consummation of any of the transactions contemplated hereby or thereby or the performance of any of its obligations hereunder or thereunder that have not been obtained by MEDCO.

2.5.           Ground Lease.

(a)      A true, correct, and complete copy of the Ground Lease is attached hereto as Exhibit F.

(b)      As of the Effective Date, the Ground Lease has not been changed, amended, modified, supplemented or superseded, except as set forth in the copy of the Ground Lease (including all amendments thereto, if any) attached hereto as Exhibit F.

2.6.           Assets.  MEDCO has good, valid and marketable title to, and is the lawful owner of, or has a valid interest in, all of the Transferred Assets free and clear of all restrictions on or conditions to transfer or assignment and free and clear of all other Encumbrances except for Permitted Encumbrances.

2.7.            Intellectual Property. MEDCO owns all right, title, and interest in and to, or licenses subject to one or more valid and binding license agreements, the Intellectual Property, free and clear of any and all Encumbrances (other than Permitted Encumbrances).  MEDCO has not licensed any Intellectual Property to any third party, and has not licensed any Intellectual Property owned by a third party to any other Person, except for any license implied by the purchase or sale of products in the ordinary course of business.  There are no claims or suits pending, or to MEDCO’s knowledge, threatened against MEDCO challenging MEDCO’s ownership of or right to use any of the Intellectual Property or alleging that any of the Intellectual Property or that MEDCO’s use thereof infringes upon any of the rights of any third party and, to MEDCO’s knowledge, the Intellectual Property owned and/or used by MEDCO in the Business does not infringe upon any of the rights of any third party.

2.8.           Litigation.  There is no Proceeding pending, or, to the knowledge of MEDCO, threatened, nor is there any judgment, order, injunction, decree, stipulation or award rendered, by or before any arbitrator or Governmental Authority, against or affecting the Transferred Assets or MEDCO’s ability to transfer the Transferred Assets to Buyer.

2.9.           Financial Statements.  Attached hereto as Schedule 2.9 are the following financial statements for the Business (collectively, the “Financial Statements”):  (a) audited balance sheets and statements of income as of and for the fiscal years ended June 30, 2010 and June 30, 2011 (the “Most Recent Fiscal Year End”) for the Business; and (b) unaudited balance sheets and statements of income (the “Most Recent Financial Statements”) as of June 30, 2012 and for the six months ended, (the “Most Recent Fiscal Month End”).  The Financial Statements (other than the Most Recent Financial Statements) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, present fairly the financial condition and the results of operations of the Business as of and for those periods in all material respects, are correct and complete in all material respects and are consistent with the books and records of MEDCO related to the Business (which books and records are correct and complete in all material respects).

2.10.           Undisclosed Liabilities.  The Business has no liability (and to MEDCO’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any liability), except for (a) liabilities set forth in the Financial Statements, and (b) liabilities that have arisen after the Most Recent Fiscal Month End in the ordinary course of business and that would not reasonably be expected to result in a Material Adverse Effect.

2.11.           Legal Compliance.  To MEDCO’s knowledge (i) the Business has been operated by the Manager in compliance with all material Applicable Laws, and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against MEDCO alleging any failure to comply.

2.12.           Inventory.  The Inventory set forth on Schedule 1.1(b) is merchantable and fit for the purpose for which it was procured or manufactured, and none of such Inventory is slow-moving, obsolete, damaged or defective, except for such amount of Inventory as is subject to MEDCO’s obsolescence reserve set forth in the Financial Statements.

2.13.           Contracts.  Attached hereto as Schedule 2.13 is a list of all contracts and other agreements, whether written or oral, relating to the Business that involve or contemplate payments to or from MEDCO in any fiscal year in an amount in excess of Ten Thousand Dollars ($10,000).  MEDCO has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 2.13 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 2.13.  With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable (except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity) and in full force and effect; (b) to MEDCO’s knowledge, no party is in breach or default thereof; (d) to MEDCO’s knowledge, no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (e) to MEDCO’s knowledge, no party has repudiated any provision of such agreement.

2.14.           Employment Matters.  To MEDCO’s knowledge, the Manager has operated the Business in compliance with all material Applicable Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, the payment of social security and similar taxes, and occupational safety and health.  To MEDCO’s knowledge, none of the Manager’s employees who perform services for the Business is a party to or bound by any collective bargaining agreement.  To MEDCO’s knowledge, the Business has not experienced any strikes, claims of unfair labor practices or other collective bargaining disputes.  To MEDCO’s knowledge, the Manager has not committed any unfair labor practice with respect to its employees who perform services for the Business.

2.15.           Environmental, Health and Safety.  To MEDCO’s knowledge, the Manager has operated the Business in compliance with all Environmental, Health and Safety Requirements.

2.16.           Other Information.  The information concerning MEDCO and the Business set forth in this Agreement and the Schedules and Exhibits attached to this Agreement and any statement or certificate of MEDCO furnished or to be furnished to Buyer pursuant to this Agreement, does not and will not contain any untrue statement of a material fact or, to MEDCO’s knowledge, omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

2.17.           No other Representations or Warranties.  Except with respect to the representations and warranties set forth in this Section 2, Buyer is acquiring the Transferred Assets “AS IS, WHERE IS.”  MEDCO DISCLAIMS ALL OTHER REPRENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, SUFFICIENCY, VALUE, PERFORMANCE OR QUALITY OF THE TRANSFERRED ASSETS OR THE BUSINESS, AND MEDCO DOES NOT MAKE ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.

3.      REPRESENTATIONS AND WARRANTIES OF BUYER

To induce MEDCO to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby, Buyer hereby, as of the date hereof and as of the Closing Date, makes the representations and warranties set forth in this Section 3.

3.1.            Organization and Good Standing.  Buyer is a limited liability company validly existing and in good standing under the laws of the State of Maryland, and has full limited liability company power and authority to own, operate, and lease its properties, and to conduct its business as it is now being conducted and proposed to be conducted, and is qualified to transact business as a foreign limited liability in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification.

3.2.            Execution and Effect of Agreement.  Buyer has the requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the Collateral Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the Collateral Agreements, the consummation by Buyer of the transactions contemplated hereby and thereby and the performance by Buyer of its obligations hereunder and thereunder have been duly and effectively authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and at Closing each of the Collateral Agreements will be, duly executed and delivered by Buyer.  This Agreement constitutes, and at Closing each of the Collateral Agreements will constitute, a legal, valid and binding obligation of Buyer, fully enforceable against Buyer in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

3.3.            Restrictions.  The execution and delivery by Buyer of this Agreement and the Collateral Agreements, the consummation by Buyer of the transactions contemplated hereby and thereby and the performance by Buyer of its obligations hereunder and thereunder will not violate or conflict with any of the provisions of the organizational documents of Buyer or the laws of the jurisdiction in which Buyer is organized or formed.

3.4.            No Consents.  Except as set forth on Schedule 3.4, no filing with, or consent, waiver, approval or authorization of, or notice to, any Governmental Authority or any other Person is or will be required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement, the Collateral Agreements or any other document or instrument contemplated hereby or thereby, the consummation of any of the transactions contemplated hereby or thereby or the performance of any of its obligations hereunder or thereunder that have not been obtained by Buyer.

4.      COVENANTS AND AGREEMENTS OF MEDCO

4.1.            Access to Information; Transferred Assets.  Except as prohibited or limited by Applicable Laws, MEDCO shall, from and after the date of this Agreement and until the Closing Date, give, or cause to be given to, the Buyer full and complete access upon reasonable notice during normal business hours, to all of the Transferred Assets.

4.2.            Conduct of Business to Closing.  From and after the date of this Agreement through the Closing Date, MEDCO shall conduct, or cause to be conducted, the operations of the Business only in the ordinary course of business and consistent with past practices.  In addition, without limiting the generality of the foregoing, from and after the date of this Agreement through the Closing Date,

(a)      MEDCO shall not undertake or fail to take any action that could result in the termination of, or a breach or default arising under, any Transferred Contract;

(b)      MEDCO shall not amend, terminate, accelerate or modify the terms of any Transferred Contract; and

(c)      MEDCO shall maintain the Transferred Assets in good operating condition and repair (subject to normal wear and tear) and as may be required for the normal operations of the Business and to comply with Applicable Laws.

4.3.           Year End Audit.  MEDCO will provided to Buyer the audited financial statements of the Business as of and for the fiscal year ending June 30, 2012 (the “2012 Financial Statements”), which financial statements shall be delivered by MEDCO within 100 days after such fiscal year end.  MEDCO’s delivery of the 2012 Financial Statements will not alter or amend any representation or warranty set forth in this Agreement, MEDCO makes no representation or warranty with respect thereto, and the 2012 Financial Statements shall not be deemed to be part of the Financial Statements under this Agreement.

4.4.           Full Access.  From the date of this Agreement through the Closing Date, MEDCO will permit representatives of the Buyer to have full access, during normal working hours on on at least three (3) days’ advance written notice, and in a manner so as not to interfere with the normal business operations of the Business, to all premises, properties, personnel, books, records (including employment and employee records), contracts and documents of or pertaining to the Business.

4.5.           Notice of Developments.  Each of MEDCO and Buyer will give prompt written notice to the other party of any development causing a breach of any of its own representations and warranties set forth in Section 2 and Section 3 above.  No disclosure by either MEDCO or Buyer pursuant to this Section 4.4 however, shall be deemed to amend or supplement a Schedule, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

5.      COVENANTS AND AGREEMENTS OF THE PARTIES

5.1.            Access to Information.

(a)      Until the seventh anniversary of the Closing Date, Buyer shall provide MEDCO with access, upon reasonable notice and during normal business hours, to all records of the Business (other than the MEDCO Records) that relate to the ownership or operation of the Transferred Assets prior to the Closing Date (the “Business Records”), for any proper purpose, including in connection with the preparation of any tax returns, tax elections or financial statements or in connection with any judicial, quasi-judicial, administrative, tax, audit or arbitration proceeding.  All Business Records shall be kept in a secured location at the Real Property for a period of two (2) years after the Closing Date, and thereafter at a location determined by Buyer with written notice to MEDCO, and MEDCO shall be entitled to make copies of all such Business Records for the purposes set forth in this Section 5.1 and in accordance with MEDCO’s records retention policies.

(b)      Until the second anniversary of the Closing Date, MEDCO shall provide Buyer with access, upon reasonable notice and during normal business hours, to the MEDCO Records for any proper purpose, including in connection with the preparation of any financial reports or other documents that may be required by Applicable Laws.

(c)      MEDCO and Buyer shall only disclose such Business Records and MEDCO Records, and the information contained therein, as required by all Applicable Laws (including, without limitation, any request of the Maryland General Assembly and the Maryland Video Lottery Facility Location Commission) or as may be required in order to comply with the Securities Act of 1933, the Securities Exchange Act of 1934 or any laws, order, rules or regulations promulgated by the Securities Exchange Commission as they may relate to the parties.

5.2.            Consents and Approvals.  Each of MEDCO and Buyer shall use its respective commercially reasonable efforts to obtain, and to cooperate with the other party in obtaining, all consents, approvals, waivers and authorizations from Governmental Authorities, lenders and other third parties (and to provide, and cooperate with the other party in providing, notices to such Persons) whose consent, approval, waiver or authorization is reasonably necessary or advisable in order to consummate the transactions contemplated hereby, including, but not limited to, the Board of Public Works of the State of Maryland. Notwithstanding any provision in this Agreement to the contrary, neither this Agreement nor any Collateral Agreement shall constitute an agreement to sell, assign or transfer any Transferred Contract or any claim, right, benefit or obligation thereunder or resulting therefrom if a sale, assignment or transfer thereof, without the consent of, or notice to, a third party thereto, would constitute a breach or violation thereof and such consent or notice is not obtained or provided at or prior to the Closing.  If any such consent or notice shall not be obtained or provided at or prior to the Closing or if any attempted assignment would be ineffective or would impair Buyer’s rights with respect to any of the Transferred Assets, then from and after the Closing, MEDCO and Buyer shall (A) continue to use their respective commercially reasonable efforts to obtain any such required consent and provide any required notice as promptly as possible; and (B) provide for Buyer all benefits of each Transferred Contract, subject to Buyer being responsible for all liabilities and obligations under each Transferred Contract that arise after the Closing; provided, however, that MEDCO shall not be required to make any payment to a third party, which payment is demanded by such third party solely as a condition to such third party’s consent to the assignment of a Transferred Contract.  Until such time as each Transferred Contract is fully and effectively assigned and transferred to Buyer, Buyer shall indemnify, defend, and hold MEDCO harmless from any liabilities and obligations in respect of the Transferred Contract that arise after the Closing.

5.3.           Insurance.  MEDCO will name Buyer as an additional insured on MEDCO’s occurrence-based commercial general liability policy covering insurable events that occurred during the period prior and up to the Closing.

5.4.           Accounts Receivable.  The parties acknowledge that, on and after the Closing Date, Buyer may receive payment (whether in cash, checks or otherwise) on certain of MEDCO’s accounts receivable outstanding as of the Closing Date.  In the event that Buyer receives any payment on any accounts receivable due to MEDCO as of the Closing Date, whether received in error or otherwise, Buyer shall remit to MEDCO the amount of such payment within three (3) Business Days after receipt thereof by Buyer.  No such payments shall be deposited by Buyer in any deposit accounts maintained by Buyer or otherwise disposed of by Buyer.

5.5.           Accounts Payable. If Buyer receives an invoice, bill, or charge for goods or services actually delivered or provided to the Business prior to the Closing Date, then Buyer shall promptly tender such invoice to MEDCO upon receipt and MEDCO shall be responsible for payment therefore.  Notwithstanding the foregoing, Buyer shall be responsible for the full payment of any invoice, bill or charge related to good or services delivered or provided to Buyer or the Real Property on or after the Closing Date.

6.      CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

6.1.            Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated hereby at the Closing and to perform its other obligations under this Agreement that are to be performed at and after the Closing, are subject to the satisfaction at or prior to the Closing of the conditions precedent set forth in this section (unless any such condition shall be waived in writing by Buyer):

(a)      Consents and Approvals Obtained.  MEDCO shall have obtained, prior to the Closing, all consents, approvals, waivers and authorizations from Governmental Authorities, lenders and other third parties whose consent, approval, waiver or authorization is reasonably necessary or advisable in order to consummate the transactions contemplated hereby, including the consents and approvals set forth on Schedule 2.4.

(b)      Representations and Warranties True.  Each of the representations and warranties of MEDCO contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except with respect to those representations and warranties that speak as of a specific date other than the Closing Date, which shall be true and correct only as of such specified date).

(c)      Compliance with Agreement.  MEDCO shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by MEDCO on or prior to the Closing Date.

(d)      No Injunctions or Restraining Orders.  There shall have been no injunction, restraining order or decree, or Proceeding of any nature whatsoever that is in effect or threatened that restrains or prohibits the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

(e)      Closing Documentation and Payment.  MEDCO shall have executed and delivered or caused to be executed and delivered to Buyer at the Closing the following:

(i)           the Assignment of Ground Lease;

(ii)           the Assignment of Ground Lease Improvements;

(iii)           the Bill of Sale.

(iv)           The Assignment of Intellectual Property;

(v)           a Certificate of the Executive Director of MEDCO, dated as of the Closing Date, certifying that

A.      attached thereto are true and complete copies of the resolutions of the Board of Directors of MEDCO that authorize the execution and delivery by MEDCO of this Agreement and the consummation of the transactions contemplated hereby by MEDCO and,

B.      such resolutions have not been amended or rescinded and are in full force and effect;

(vi)           a Certificate of the Executive Director of MEDCO, dated as of the Closing Date, certifying that the conditions set forth in Section 6.1(a) through Section 6.1(d) have been satisfied;

(vii)           an amount equal to the amount of all customer deposits and advance payments from customers, other than pursuant to Gift Cards; and

(viii)           an amount equal to eighty percent (80%) of the face value of all Gift Cards.

(f)      Release of Certain Encumbrances. MEDCO shall have provided satisfactory evidence of the release of the Leasehold Deed of Trust as well as the release or satisfaction of all other Encumbrances (other than Permitted Encumbrances) so that the interest of MEDCO in the Ground Lease, the Real Property, and the Ground Lease Improvements, as conveyed by MEDCO pursuant to the Assignment of Ground Lease and the Assignment of Ground Lease Improvements, shall be subject only to the legal operation and effect of the Permitted Encumbrances.

(g)      Amended and Restated Ground Lease.  Contemporaneously with the Closing, Buyer and Ground Lessor shall have entered into an Amended and Restated Ground Lease, substantially in the form of Exhibit I (the “Amended and Restated Ground Lease”) attached hereto.

(h)      MES Agreement.  Contemporaneously with the Closing, Buyer and Maryland Environmental Service shall have entered into a water and sewer agreement substantially in the form of Exhibit J attached hereto.

6.2.            Conditions to the Obligations of MEDCO.  The obligations of MEDCO to consummate the transactions contemplated by this Agreement at the Closing and to perform its other obligations under this Agreement that are to be performed at and after the Closing, are subject to the satisfaction at or prior to the Closing of the conditions precedent set forth in this section (unless any such condition shall be waived in writing by MEDCO):

(a)      Consents and Approvals Obtained.  Buyer shall have obtained, prior to the Closing, all consents, approvals, waivers and authorizations from Governmental Authorities, lenders and other third parties whose consent, approval, waiver or authorization is reasonably necessary or advisable in order to consummate the transactions contemplated hereby, including the consents and approvals set forth on Schedule 3.4.

(b)      Representations and Warranties True.  Each of the representations and warranties of Buyer contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and each of the representations and warranties that is not so qualified by materiality shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

(c)      Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(d)      No Injunctions or Restraining Orders; Claims.  There shall have been no injunction, restraining order or decree, or Proceeding of any nature whatsoever that is in effect or threatened that restrains or prohibits the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

(e)      Closing Documentation.  Buyer shall have executed and delivered or caused to be executed and delivered to MEDCO at the Closing the following:

(i)           the Purchase Price;

(ii)           the Assignment of Ground Lease;

(iii)           the Assignment of Ground Lease Improvements;

(iv)           the Bill of Sale; and

(v)           the Assignment of Intellectual Property;

(vi)           a certificate of an authorized officer of Buyer, dated the Closing Date, certifying that the conditions set forth in Section 6.2(a) through Section 6.2(d) have been satisfied.

(f)      Amended and Restated Ground Lease.  Contemporaneously with the Closing, Buyer and Ground Lessor shall have entered into the Amended and Restated Ground Lease.

7.      CLOSING

7.1.            Closing.  The closing of the transactions contemplated by this Agreement shall take place at the offices of Miles & Stockbridge P.C., 10 Light Street, Baltimore, Maryland  21202 at 10:00 a.m., Eastern Standard Time, on August 3, 2012, or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and MEDCO.  All proceedings being taken and all documents being executed and delivered by the parties shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered.  The Closing shall be effective at 12:01 a.m., Eastern Standard Time, on the Closing Date.

8.      TERMINATION

8.1.            Events of Termination.  This Agreement may, prior to the Closing, be terminated by the parties hereto only as follows:

(a)      by the mutual written consent of MEDCO and Buyer;

(b)      by Buyer upon written notice to MEDCO (the “Buyer Termination Notice”) in the event that (i) any representation or warranty made by MEDCO in or pursuant to this Agreement, in any exhibit or schedule to this Agreement, or in any certificate, document or instrument executed and delivered by MEDCO in connection with this Agreement, shall be inaccurate or untrue in any material respect; or (ii) MEDCO shall breach or fail to perform or comply with any covenant or agreement to be performed or complied with by MEDCO, in or pursuant to this Agreement prior to or at the Closing; provided, however, that in the case of any matters set forth in clauses (i) or (ii) above, MEDCO shall have fifteen (15) days (the “MEDCO Cure Period”) from the date on which MEDCO received the Buyer Termination Notice during which to cure any matter that is capable of being cured and if such matter is not so cured to the reasonable satisfaction of Buyer by the expiration of the MEDCO Cure Period, this Agreement shall be terminated in accordance with the Buyer Termination Notice;

(c)      MEDCO upon written notice to Buyer (the “MEDCO Termination Notice”) in the event that (i) any representation or warranty made by Buyer in or pursuant to this Agreement, in any exhibit or schedule to this Agreement, or in any certificate, document or instrument executed and delivered by Buyer in connection with this Agreement, shall be inaccurate or untrue in any material respect; or (ii) Buyer shall breach or fail to perform or comply with any covenant or agreement to be performed or complied with by Buyer in or pursuant to this Agreement prior to or at the Closing; provided, however, that in the case of any matters set forth in clauses (i) or (ii) above, Buyer shall have fifteen (15) days (the “Buyer Cure Period”) from the date on which Buyer received the MEDCO Termination Notice during which to cure any matter that is capable of being cured and if such matter is not so cured to the reasonable satisfaction of MEDCO by the expiration of the Buyer Cure Period, this Agreement shall be terminated in accordance with the MEDCO Termination Notice; or

(d)      by MEDCO or Buyer, upon written notice to the other party, if the Closing has not occurred on or before November 1, 2012, unless the failure to consummate the Closing is the result of a breach or violation of this Agreement by MEDCO (if MEDCO is the party seeking to terminate this Agreement) or Buyer (if Buyer is the party seeking to terminate this Agreement).

8.2.            Consequences of Termination.  Upon termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall immediately become null and void and of no further force and effect, and there shall be no further obligation of any party (except as set forth in this section and in Section 10.1 and Section 10.8, each of which shall survive such termination); provided, however, that nothing in this section shall relieve any party from any Liability to which such party may be subject arising out of or related to any misrepresentation or breach of this Agreement by such party that occurs on or before termination hereof.

9.      SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS; INDEMNIFICATION

9.1.           Survival.  All of the representations and warranties of MEDCO and Buyer contained in this Agreement will survive the Closing and continue in full force and effect for the period ending on the one (1) year anniversary of the Closing Date (the “Survival Date”).  Any claim with respect to a breach of any representation or warranty made in this Agreement must be asserted prior to the Survival Date.  Any covenants made in this Agreement shall survive in accordance with their terms.

9.2.           Indemnification Provisions for Benefit of the Buyer.  Subject to the limitations set forth in this Agreement, in the event MEDCO breaches any representations, warranties or covenants contained in this Agreement, or any third party brings a claim pertaining to the Business against Buyer based on facts arising on or before the Closing Date that are not a part of the Assumed Liabilities, then MEDCO agrees to indemnify and defend the Buyer from and against any Adverse Consequences (including any Adverse Consequences the Buyer may suffer after the end of the survival period described in Section 9.1, but excluding Assumed Liabilities) resulting from, arising out of, relating to, in the nature of, or caused by such breach.

9.3.           Indemnification Provisions for Benefit of MEDCO.  Subject to the limitations set forth in this Agreement, in the event the Buyer breaches any representations, warranties or covenants contained in this Agreement, or any third party brings a claim pertaining to the Business against MEDCO based on facts arising after the Closing Date (including, but not limited to, the termination of any Transferred Contract by Buyer), then the Buyer agrees to indemnify and defend MEDCO from and against the entirety of any Adverse Consequences (including any Adverse Consequences MEDCO may suffer after the end of the survival period described in Section 9.1) resulting from, arising out of, relating to, in the nature of, or caused by such breach.

9.4.           Limitations.  Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date Buyer knows of facts that would cause one or more of the representations and warranties made by MEDCO not to be true as of the date given, Buyer shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.  A party shall not have any liability for a breach of a representation, warranty or covenant made in this Agreement unless the aggregate amount of Adverse Consequences to the party for such breach exceeds Sixty Seven Thousand Seven Hundred and Fifty Dollars ($67,750), and then such party shall be liable for the full amount of Adverse Consequences suffered or incurred by the other party, subject to the other limitations set forth in this Agreement.  The parties shall have a duty to use commercially reasonable efforts to mitigate any Adverse Consequences arising out of or relating to this Agreement or the transactions contemplated hereby.  The amount of any Adverse Consequences for which a party claims indemnification under this Agreement shall be reduced by: (i) any available insurance proceeds with respect to such Adverse Consequences; (ii) any available tax benefits with respect to such Adverse Consequences, and (b) indemnification or reimbursement payments available from third parties with respect to such Adverse Consequences.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (INCLUDING ANY LOSSES BASED UPON “MULTIPLE OF PROFITS” OR “MULTIPLE OF CASH FLOW” OR OTHER VALUATION METHODOLOGY).

10.      MISCELLANEOUS

10.1.           Expenses/Taxes.  All legal, accounting, investment banking and other costs and fees incurred by Buyer or MEDCO in connection with the transactions contemplated by this Agreement shall be borne and paid for solely by the party who incurred such cost.  All Taxes, including sales and transfer taxes, stamp duties, notarial, registration and recording fees and similar charges resulting from or relating to the transfer of the Transferred Assets to Buyer pursuant to the terms of this Agreement or any other transactions contemplated by this Agreement or the Collateral Agreements shall be borne and paid for solely by Buyer.

10.2.           Entire Agreement.  This Agreement, together with the Collateral Agreements and the exhibits and schedules hereto and thereto, constitutes the entire agreement and understanding between the parties hereto in respect of the matters set forth herein, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

10.3.           Amendment and Waiver.  This Agreement may be amended, modified, supplemented or changed in whole or in part only by an agreement in writing making specific reference to this Agreement and executed by each of the parties hereto.  Any of the terms and conditions of this Agreement may be waived in whole or in part, but only by an agreement in writing making specific reference to this Agreement and executed by the party that is entitled to the benefit thereof.  The failure of any party hereto to insist upon strict performance of or compliance with the provisions of this Agreement shall not constitute a waiver of any right of any such party hereunder or prohibit or limit the right of such party to insist upon strict performance or compliance at any other time.

10.4.           Binding Agreement and Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.5.           Assignment. This Agreement and the rights of the parties hereunder may not be assigned, and the obligations of the parties hereunder may not be delegated, in whole or in part, by any party without the prior written consent of the other parties hereto.

10.6.           No Third Party Beneficiaries.  Nothing in this Agreement is intended to confer any rights or remedies upon any Person other than the parties hereto and the Buyer Group.

10.7.           Limitation on MEDCO’S Liability.  Notwithstanding anything to the contrary herein contained, the obligations of MEDCO to make any payments hereunder or under any of the other documents described herein shall be limited to the Indemnity Escrowed Funds.  Any claim based on or with respect to any liability of MEDCO for (i) any payment hereunder or under any of the other documents described herein, (ii) the performance of any other covenant, agreement, term or condition contained herein or in any of the other documents described herein; or (iii) any breach of the representations, warranties or covenants in this Agreement, or breach of any other document described herein, shall be enforced only against the Indemnity Escrowed Funds, and not against any other assets, properties or funds of MEDCO or against any assets, properties or funds of any director, official, officer, employee, successor, assign or agent of MEDCO, it being the agreement of the Parties that the claims against Indemnity Escrowed Funds represent the sole and exclusive remedy available against MEDCO in connection with this Agreement.  No obligation or agreement of MEDCO hereunder or under any of the other documents described herein shall be construed to constitute an obligation of the State of Maryland or any political subdivision or public body thereof or a debt of the State of Maryland or any political subdivision or public body thereof or as a pledge of the general credit or faith or taxing powers of the State of Maryland or any political subdivision or any public body thereof.  It is agreed that the limitation on MEDCO’s liability described herein shall be deemed incorporated into every provision of this Agreement and the other documents described herein.

10.8.           Remedies.  MEDCO and the Buyer each hereby acknowledge that their obligations under this Agreement are unique and that any breach or threatened breach of such obligations may result in irreparable harm and substantial damages to the other party.  Accordingly, in the event of a breach or threatened breach by any party to this Agreement, the other party shall have the right, in addition to exercising any other remedies at law or equity that may be available to it under this Agreement or otherwise, to obtain ex parte, preliminary, interlocutory, temporary or permanent injunctive relief, specific performance and other equitable remedies in any court of competent jurisdiction to prevent a party from violating such provision or provisions or to prevent the continuance of any violation thereof, together with an award or judgment for any and all damages, losses, liabilities, expenses and costs incurred by the other party as a result of such breach or threatened breach, including reasonable attorneys’ fees incurred in connection with, or as a result of, the enforcement of this Agreement.  Each of the parties expressly waives any requirement based on any statute, rule or procedure, or other source, that Buyer post a bond as a condition of obtaining any of the above described remedies.

10.9.           Notices.  Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given:

(a)      three (3) days after being deposited in the mail, postage prepaid, certified or registered mail;

(b)      on the next Business Day after delivery to a reputable overnight delivery service such as Federal Express; or

(c)      upon personal delivery if delivered or addressed to the addresses set forth below or to such other address as any party may hereafter specify by written notice to the other parties hereto:

(i)           If to MEDCO, delivered or mailed to:

Maryland Economic Development Corporation
100 N. Charles Street, Suite 630
Baltimore, Maryland  21201
Attention:  Robert C. Brennan, Executive Director

with a copy delivered or mailed to:

John R. Devine, Esquire
Miles & Stockbridge P.C.
10 Light Street
Baltimore, Maryland  21202

(ii)           If to Buyer, delivered or mailed to:

Evitts Resort, LLC
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
Attention:  Timothy J. Cope, President

with copies delivered or mailed to:

Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
Attention:  Damon E. Schramm, VP – General Counsel

10.10.           Further Assurances.  The parties hereto shall execute, make, acknowledge and deliver such instruments, agreements and other documents as may be reasonably required to effectuate the purposes of this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby.

10.11.           Section Headings.  The Section and Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.  All references to Sections and Sections in this Agreement are to sections and Sections of this Agreement unless otherwise indicated.

10.12.           Governing Law.  This Agreement shall be construed and enforced in accordance with and shall be governed by the laws of the State of Maryland, without regard to its principles of conflict of laws.

10.13.           Construction.

(a)      As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural.  Each and every term and condition of this Agreement and any and all agreements and instruments contemplated hereby have or has been mutually negotiated, prepared and drafted with the advice and participation of counsel to each such party, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.  The exhibits and schedules to this Agreement constitute a substantive part of this Agreement and are hereby incorporated into this Agreement by this reference.

(b)      The provisions of this Agreement are divisible and separable so that if any provision or provisions hereof shall be held to be unreasonable, unlawful or unenforceable, such holding shall not impair the remaining provisions hereof.  If any provision hereof is held to be unreasonable, unlawful or unenforceable in duration, geographical scope or character of restriction by any court of competent jurisdiction, such provision shall be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by law, and the parties hereto do hereby expressly authorize any court of competent jurisdiction to enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

(c)      In this Agreement, unless a clear contrary intention appears,

(i)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(ii)           reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(iii)            “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section, Section or other provision hereof;

(iv)            “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(v)            “or” is used in the alternative sense and the inclusive sense of “and/or”;

(vi)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to and including”; and

(vii)           references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

10.14.           Counterparts.  This Agreement may be executed in counterparts and multiple originals and by facsimile, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

MARYLAND ECONOMIC DEVELOPMENT CORPORATION

By:  /s/ Robert C. Brennan
Robert C. Brennan
Executive Director

EVITTS RESORT, LLC

By:  /s/ Damon E. Schramm
Damon E. Schramm
Secretary

- Signatures continue on following page -

The undersigned hereby executes and delivers this Agreement for the purpose of (i) consenting to the assignment by MEDCO of its interest under the Ground Lease to Buyer as provided herein, and (ii) agreeing to execute and deliver at Closing the Amended and Restated Ground Lease.

MARYLAND DEPARTMENT OF NATURAL RESOURCES

By: /s/ John R. Griffin
        John R. Griffin
        Secretary

EXHIBIT A

DEFINITIONS

The following terms, whenever used in capitalized form in this Agreement, shall have the following meanings:

“Adjustment Inventory” shall mean all items of Inventory that consist of food, beverages (including, but not limited to, beer, wine and liquor), propane, golf and special merchandise, and fertilizers and chemicals used by the Business.

“Adverse Consequences” shall mean all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses actually incurred in connection with any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree or ruling.

“Applicable Laws” shall mean any law, statute, ordinance, code, rule, regulation, standard, ruling, decree, judgment, award, order or other requirement of any Governmental Authority that is applicable to the Business, or the properties, assets or rights of MEDCO (including the Transferred Assets).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized to close.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing actually shall occur pursuant to this Agreement.

“Collateral Agreements” shall mean the Assignment of Ground Lease, the Assignment of Ground Lease Improvements, the Bill of Sale, the Amended and Restated Ground Lease, and all other agreements executed in connection with this Agreement or the transactions contemplated hereby or by any other Collateral Agreement.

“Debt” shall mean, without duplication and solely related to the Business (in each case whether such obligation is with full or limited recourse), (i) any and all obligations of MEDCO for borrowed money; (ii) obligations of MEDCO in respect of the deferred purchase price for any real or personal property or services; (iii) any and all obligations of MEDCO in respect of any capital lease; (iv) any and all amounts in respect of which MEDCO may be liable, contingently or otherwise, under any guarantees of Debt of another Person; and (v) any other items required to be reported as short-term or long-term debt on the balance sheets of MEDCO in accordance with GAAP.

“Encumbrance” shall mean any interest of any Person, including any right to acquire, option, right of preemption, or any mortgage, lease, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, claim, covenant, condition, easement or any other security agreement or arrangement or any restriction of any kind or character.

“Environmental, Health and Safety Requirements” shall mean all Applicable Laws related to public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701, et seq., and the Occupational, Safety and Health Act, as amended, 29 U.S.C. § 651, et seq., as well as all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and in effect as of the date of this Agreement.

“Gift Cards” shall mean all gift cards of the Business outstanding and unclaimed as of the Closing Date.

“Governmental Authority” shall mean any government or state (or any subdivision thereof), whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Ground Lease” means that Ground Lease by and between the Ground Lessor and Maryland Economic Development Corporation, dated May 9, 1996, and recorded among the Land Records of Allegany County, Maryland, in Liber 0637, folio 308, as amended by First Amendment to Ground Lease dated December 1, 2008, and recorded among the Land Records of Allegheny County, Maryland, at Liber 1542, folio 057.

“Ground Lease Improvements” means all buildings, fixtures, and other improvements to the Real Property owned by MEDCO as reflected in the books and records of MEDCO.

“Ground Lessor” means the State of Maryland, to the use of the Department of Natural Resources, as ground lessor under the Ground Lease.

“Intellectual Property” shall mean all of the intellectual property rights that are owned by or licensed to MEDCO in connection with the Business as set forth on Exhibit K attached hereto, including all trademarks, service marks, trade names, logos and other designations, domain names, telephone numbers, email addresses, web sites,  promotional or marketing materials, works of authorship and copyrightable materials, patents and inventions (whether or not patentable), confidential or proprietary processes, methods, source code, software, trade secrets, and any registrations or registration applications in connection with any of the foregoing.

“Inventory” shall mean all products, parts, supplies, materials, and other inventories of raw materials, works-in-progress, and finished goods owned by MEDCO to the extent used in or held for use in the Business.

“Knowledge” or “knowledge” shall mean actual knowledge and the knowledge that such Person could reasonably be expected to have after reasonable inquiry under the circumstances.

“Leasehold Deed of Trust” means, collectively, the deeds of trust identified in Exhibit H attached hereto, which encumber MEDCO’s interest in the Ground Lease and the Real Property as of the Effective Date.

“Liabilities” shall mean any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, judgment, deficiency, cost, expense, assessment, fee, interest payment, penalty, disbursement, obligation or responsibility, whether known or unknown, asserted or unasserted, due or to become due, obsolete, accrued, absolute, liquidated or unliquidated, contingent or fixed, consequential or special, secured or unsecured, determined or undeterminable.

“Manager” shall mean Crestline Hotels & Resorts, Inc.

“Material Adverse Effect” shall mean any change or event that is materially adverse to the business, operation, properties, financial condition, assets or Liabilities of a Person; provided, however, that the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (i) any change in general economic conditions or in the industries or markets in which the Person operates; (ii) any failure of the Person to meet, with respect to any period or periods, any internal forecasts, estimates of earnings or revenues, or business plans; (iii) any natural disaster, act of war, armed hostilities or terrorism or any worsening thereof; (iv) changes in Applicable Law or GAAP or the interpretation or enforcement of any of the foregoing; (v) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any litigation resulting therefrom or with respect thereto, and any adverse change in customer relationships resulting therefrom or with respect thereto, including as a result of the identity of Buyer; (vi) the loss of any Employee; and (vii) any omission to act or action taken with the consent or upon the request of Buyer (including those omissions to act or actions taken which are required by this Agreement).

“Permitted Encumbrances” means the Encumbrances listed on Exhibit G attached hereto.

“Person” shall mean any individual, corporation, unincorporated association, business trust, estate, partnership, limited liability company, limited liability partnership, trust or Governmental Authority.

“Proceeding” shall mean any suit, claim, proceeding, action at law or in equity, hearing, investigation, charge, complaint, audit, notice or demand.

“Promotions” shall mean all free rooms offered as promotions in connection with the Business prior to the Closing Date, which Promotions shall be valued at $70 per room night.

“Real Property” shall mean all of the real property situated in Allegheny County, Maryland, and described in the Ground Lease.

“Tax Authority” shall mean a foreign or United States federal, state or local Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax, as the context requires.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, windfall profit, alternative or add on minimum, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority.

Exhibit B

Form of Assignment of Ground Lease

DEED OF ASSIGNMENT OF GROUND LEASE

THIS DEED OF ASSIGNMENT OF GROUND LEASE is dated  August 3, 2012, from MARYLAND ECONOMIC DEVELOPMENT CORPORATION, Grantor, to EVITTS RESORT, LLC, Grantee.

THE GRANTOR, for a consideration of [___________ Dollars ($_________)], grants, conveys and assigns to the Grantee, and the Grantee's, successors and assigns, the leasehold real property located in Allegany County, Maryland, and described as follows:

All those same lots or parcels of real property as particularly described in that Ground Lease by and between the State of Maryland, to the use of the Department of Natural Resources, and Maryland Economic Development Corporation, dated May 9, 1996, and recorded among the Land Records of Allegany County, Maryland, in Liber 0637, folio 308, as amended by First Amendment to Ground Lease dated December 1, 2008, and recorded among the Land Records of Allegany County, Maryland, at Liber 1542, folio 057 (collectively, the “Ground Lease”).

TOGETHER WITH all improvements thereupon, and the rights, alleys, ways, waters, easements, privileges, appurtenances and advantages belonging or appertaining thereto.

TO HAVE AND TO HOLD the real property hereby conveyed to the Grantee, and the Grantee's, successors and assigns, for all the residue of the term of years yet to come and unexpired therein.

THE GRANTOR covenants to warrant specially the real property hereby conveyed, and to execute such further assurances of the real property as may be requisite.

AND THE GRANTEE, by its joinder herein, does hereby accept the grant and assignment of all of Grantor’s right, title, and interest in and to the Ground Lease and the real property for the remaining term of the Ground Lease, and agrees to attorn to and to be bound to the State of Maryland, to the use of the Department of Natural Resources, as the Landlord named therein, and to the Landlord’s successors and assigns, for the full, prompt and faithful performance of all obligations of Tenant under the Ground Lease remaining to be performed on and as of the date of this Deed of Assignment, and thereafter, for the remainder of the term of the Ground Lease.

IN WITNESS WHEREOF the Grantor has caused this Deed of Assignment to be duly executed on its behalf by a duly authorized corporate officer.

GRANTOR:

MARYLAND ECONOMIC DEVELOPMENT CORPORATION

By:
Name: Robert C. Brennan
Title: Executive Director

AND IN WITNESS WHEREOF the Grantee has joined in the execution of this Deed of Assignment for the purposes above set forth.

GRANTEE:

EVITTS RESORTS, LLC,

By:
Name:
Title:

Acknowledgement

STATE OF MARYLAND, CITY OF BALTIMORE:

I HEREBY CERTIFY that on August 3, 2012, before me, a Notary Public of the State of Maryland, personally appeared Robert C. Brennan, who made acknowledgement to be the duly authorized Executive Director of MARYLAND ECONOMIC DEVELOPMENT CORPORATION (the "Corporation") and that such person, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the Corporation as such officer.

And such officer further certified that this conveyance is not part of a transaction in which there is a sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Grantor Corporation.

WITNESS my hand and notarial seal.

Notary Public
My commission expires:

STATE OF _____________, CITY/COUNTY OF ______________:

I HEREBY CERTIFY that on August 3, 2012, before me, a Notary Public of the State of Maryland, personally appeared ^, who made acknowledgement to be the duly authorized representative of EVITTS RESORTS, LLC, (the "Grantee") and that such person, as such representative, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the Grantee as such representative.

WITNESS my hand and notarial seal.

Notary Public
My commission expires:

Attorney Certification

This instrument has been prepared by _________, an attorney, under such attorney's supervision, or by one of the parties named in this instrument.

Return recorded document to:
Miles & Stockbridge P.C.
10 Light Street
Baltimore, Maryland  21202
Attention: John R. Devine, Esquire

Exhibit C

Form of Bill of Sale and Assignment of Ground Lease Improvements

BILL OF SALE AND ASSIGNMENT OF GROUND LEASE IMPROVEMENTS

THIS BILL OF SALE AND ASSIGNMENT OF GROUND LEASE IMPROVEMENTS is made August 3, 2012, by and between MARYLAND ECONOMIC DEVELOPMENT CORPORATION, a Maryland corporation (“MEDCO”) and EVITTS RESORT, LLC, a Maryland limited liability company ( “Buyer”).

Explanatory Statement

A.           MEDCO is the tenant under that that Ground Lease by and between the State of Maryland, to the use of the Department of Natural Resources, and Maryland Economic Development Corporation, dated May 9, 1996, and recorded among the Land Records of Allegany County, Maryland, in Liber 0637, folio 308, as amended by First Amendment to Ground Lease dated December 1, 2008, and recorded among the Land Records of Allegany County, Maryland, at Liber 1542, folio 057 (the “Ground Lease”) respecting all that real property situated in Allegany County, Maryland and described therein (the “Real Property”) and is the owner of all right, title, interest and estate in and to all buildings, fixtures, and other improvements to the Real Property (collectively, the “Ground Lease Improvements”) subject to the terms of the Ground Lease respecting the same.

B.           MEDCO and Buyer are parties to that Asset Purchase Agreement dated  ______, 2012 (the “Asset Purchase Agreement”) respecting the sale, assignment and conveyance of, inter alia, MEDCO’s interest in the Ground Lease and the Ground Lease Improvements.

C.           MEDCO desires to sell, assign, transfer and convey to Buyer all of MEDCO’s right, title and interest in and to the Ground Lease Improvements, and Buyer agrees to purchase and acquire the same upon the terms hereafter set forth.

D.           This is the Bill of Sale and Assignment of Ground Lease Improvements contemplated to be delivered by MEDCO to Buyer pursuant to the Asset Purchase Agreement.

Sale and Assignment

NOW, THEREFORE, in consideration of the [sum of _________ Dollars ($________)] and other good and valuable consideration in hand paid to MEDCO, the receipt and sufficiency of which is hereby acknowledged, MEDCO does hereby BARGAIN, SELL, ASSIGN, GRANT, CONVEY AND TRANSFER and by these presents has BARGAINED, SOLD, ASSIGNED, GRANTED, CONVEYED AND TRANSFERRED unto the Buyer, its successors and assigns, all of the Ground Lease Improvements, TO HAVE AND TO HOLD the same, unto the said Buyer, its successors and assigns forever, but subject to the terms and conditions of the Ground Lease respecting the same.

C-1

MEDCO does hereby specially warrant title to the Ground Lease Improvements, and covenants and agrees to and with Buyer, its successors and assigns to defend the Ground Lease Improvements hereby sold unto Grantee, its successors and assigns, against all claims by persons who lawfully claim any interest in the Ground Lease Improvements by, through or under MEDCO, but not otherwise.

MEDCO:

MARYLAND ECONOMIC DEVELOPMENT CORPORATION,

By:
Robert C. Brennan
Executive Director

BUYER:

EVITTS RESORT, LLC, a Maryland limited liability company

By:
Name:
Title:

C-2

Exhibit D

Form of Bill of Sale, Assignment and Assumption Agreement

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is made and delivered August 3, 2012 (the “Effective Date”), by and between MARYLAND ECONOMIC DEVELOPMENT CORPORATION, a body politic and corporate and an instrumentality of the State of Maryland (“MEDCO”), and EVITTS RESORT, LLC, a Maryland limited liability company (“Buyer”), pursuant to an Asset Purchase Agreement, of even date herewith (the “APA”), by and among MEDCO and Buyer.

All capitalized terms used but not otherwise defined in this Bill of Sale shall have the meanings given to them in the APA.

1.           Assignment.  Other than the Excluded Assets, MEDCO hereby sells, transfers, assigns, and delivers to Buyer, and its successors and assigns, to have and hold forever, all of MEDCO’s right, title, and interest in and to all of the assets of the Business, including the Transferred Assets but excluding the Excluded Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).  Buyer hereby accepts the foregoing transfer, assignment, and delivery of the Transferred Assets. MEDCO shall retain and shall not convey to Buyer any properties, rights or assets of MEDCO in the Excluded Assets.

2.           Assumption.  Buyer hereby assumes, and agrees to pay, perform, fulfill and discharge, the Assumed Liabilities from MEDCO. Except only for the Assumed Liabilities, Buyer does not hereby or otherwise assume, or agree to pay, discharge, perform or otherwise become liable or responsible for the Excluded Liabilities. From and after the Closing, MEDCO shall pay and discharge all of the Excluded Liabilities, as and when the same shall or may become due or payable from time to time and in any event before default or delinquency.

3.           Further Assurances.   MEDCO acknowledges that it shall execute and deliver to Buyer, upon request of Buyer from time to time, certain other assignments and instruments of conveyance, the purpose of which is to more effectively convey certain of the Transferred Assets to, and vest and confirm title to the Transferred Assets in, Buyer.

4.           Relation to the APA.  This Bill of Sale is made subject to and with the benefit of the representations and warranties, covenants, indemnities, terms, conditions and other provisions of the APA, all of which shall survive the execution and delivery of this Bill of Sale in accordance with the terms and conditions set forth in the APA.  This Bill of Sale shall not in any way supersede the APA, which remains in full force and effect, and the parties thereto shall have the rights, duties and obligations provided thereunder. Nothing in this Bill of Sale shall be deemed to limit or modify any Liabilities or any representations, warranties, covenants, indemnities, terms, conditions, or other provisions set forth in the APA. In the event of any conflict or other inconsistency between this Agreement and the APA, the APA shall be the controlling agreement.

5.           Governing Law.  This Bill of Sale shall be construed and enforced in accordance with and shall be governed by the laws of the State of Maryland, without regard to its principles of conflict of laws.

6.           Amendments.  This Bill of Sale may be amended, modified, supplemented or changed in whole or in part only by an agreement in writing making specific reference to this Bill of Sale and executed by each of the parties hereto.

7.           Counterparts.  This Bill of Sale may be executed in counterparts and multiple originals and by facsimile, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

- Signatures appear on the following page -

IN WITNESS WHEREOF, each of the parties hereto has caused this Bill of Sale to be executed and delivered by its duly authorized representative as of the Effective Date.

MARYLAND ECONOMIC DEVELOPMENT CORPORATION

By:
Name: Robert C. Brennan
Title: Executive Director

EVITTS RESORT, LLC

By:
Name:
Title:

Exhibit E

Form of Assignment of Intellectual Property

[TO BE PROVIDED]

E-1

Exhibit F

Copy of Ground Lease

[TO BE PROVIDED]

F-1

Exhibit G

Permitted Encumbrances

(a)      Subject to a right of way between Clatus C. Smith and Sarah E. Smith and Potomac Edison Company, dated August 10, 1951, and recorded among the Land Records of Allegany County, Maryland, in Liber 235, folio 277.

(b)      Subject to a right of way between the State of Maryland for the use of the Department of Natural Resources and The Potomac Edison Company, dated October 18, 1973, and recorded among the Land Records of Allegany County, Maryland, in Liber 468, folio 291.

(c)      Subject to a Right of Way Agreement between the Department of Natural Resources and The Potomac Edison Company of Cumberland, Maryland, dated April 14, 1976, and recorded among the Land Records of Allegany County, Maryland, in Liber 488, folio 555.

(d)      Subject to an easement contained in a Deed between the State of Maryland, Department of Natural Resources, the State of Maryland Board of Public Works, and the State Highway Administration of the Department of Transportation acting for and on behalf of the State of Maryland, dated July 14, 1981, and recorded among the Land Records of Allegany County, Maryland, in Liber 525, folio 795.

(e)      Subject to a Right of Way Agreement between the Department of Natural Resources and The Potomac Edison Company, dated February 17, 1982, and recorded among the Land Records of Allegany County, Maryland, in Liber 531, folio 307.

(f)      Subject to restrictions in Deed between the State Highway Administration of the Department of Transportation acting for and on behalf of the State of Maryland and the Board of Public Works of Maryland and the State of Maryland to the use of the Department of Natural Resources, dated May 9, 1996, and recorded among the Land Records of Allegany County, Maryland, in Liber 637, folio 301.

(g)      Subject to an Easement Agreement between the State of Maryland to the use of the Department of Natural Resources and Bell Atlantic-West Virginia, Inc., dated July 29, 1997, and recorded among the Land Records of Allegany County, Maryland, in Liber 655, folio 01.

(h)      Subject to an Easement Agreement between the State of Maryland to the use of the Department of Natural Resources and the Allegany County, Maryland, dated December 17, 2004, and recorded among the Land Records of Allegany County, Maryland, in Liber 1114, folio 433.

(i)      Subject to a right of way between the Department of Natural Resources and The Potomac Edison Company dated February 11, 2005, and recorded among the Land Records of Allegany County, Maryland, in Liber 1233, folio 592.

(j)      Subject to the rights of others in and to the use of the private roads traversing the property.

(k)      Subject to a right of way between Wilbert L. Mowen and Mary J. Mowen and The Potomac Edison Company, dated January 24, 1931, and recorded among the Land Records of Allegany County, Maryland, in Liber 165, folio 186.

(l)      Subject to right of way between Charles Roses and Mildred F. Moses and The Potomac Edison Company, dated November 27, 1941, and recorded among the Land Records of Allegany County, Maryland, in Liber 192, folio 474.

(m)           Subject to a right of way between Edward Haines and Carrie Haines and The Potomac Edison Company, dated April 2, 1945, and recorded among the Land Records of Allegany County, Maryland, in Liber 203, folio 695.

(n)      Subject to a right of way between Boyd T. Rohrer and Laura M. Rohrer and The Potomac Edison Company, dated September 3, 1951, and recorded among the Land Records of Allegany County, Maryland, in Liber 235, folio 269.

(o)      Subject to a right of way between Charles H. Roses and Mildred F. Roses and The Potomac Edison Company, dated September 8, 1951, and recorded among the Land Records of Allegany County, Maryland, in Liber 235, folio 272.

(p)      Subject to rights of way contained in a Deed between Fred M. Propst and Mary Elizabeth Propst, Home Building & Loan Association, Inc., and The County Commissioners of Allegany County, Maryland, dated July 5, 1960, and recorded among the Land Records of Allegany County, Maryland, in Liber 324, folio 29.

(q)      Subject to Right of Way Agreement between Mildred F. Miller and Walter T. Miller and The Potomac Edison Company, dated July 11, 1960, and recorded among the Land Records of Allegany County, Maryland, in Liber 324, folio 294.

(r)      Subject to a Right of Way Agreement between Wilbert L. Mowen and Mary J. Mowen and The Potomac Edison Company, dated August 19, 1960, and recorded among the Land Records of Allegany County, Maryland, in Liber 326, folio 396.

(s)      Subject to a Right of Way Agreement between Fred M. Propst and Mary E. Propst and The Potomac Edison Company, dated August 24, 1960, and recorded among the Land Records of Allegany County, Maryland, in Liber 326, folio 468.

(t)      Subject to a Right of Way Agreement between Wilbert L. Mowen and Mary J. Mowen and The Potomac Edison Company, dated September 3, 1961, and recorded among the Land Records of Allegany County, Maryland, in Liber 235, folio 273.

(u)      Subject to the rights of others in and to the bed of Beans Cove Road, as described in a Deed between Lester Raines and Bessie B. Raines to Charles L. Twigg and Janice E. Twigg, dated July 12, 1962, and recorded among the Land Records of Allegany County, Maryland, in Liber 348, folio 475.

(v)      Subject to easements and restrictions contained in a Deed between the State Roads Commission of Maryland acting for and on behalf of the State of Maryland, J. Millard Tawes, Governor of Maryland, Louis L. Goldstein, Comptroller of Maryland and John A. Luetkemeyer, Treasurer of Maryland, constituting the Board of Public Works of Maryland, and the State of Maryland for the use of the Department of Forests and Parks, dated August 22, 1966, and recorded among the Land Records of Allegany County, Maryland, in Liber 401, folio 265.

(w)           Subject to a Right of Way Agreement between Boyd T. Bohrer and Lenora E. Bohrer and The Potomac Edison Company, dated December 14, 1966, and recorded among the Land Records of Allegany County, Maryland, in Liber 405, folio 544.

(x)      Subject to a Right of Way Agreement between Mildred F. Moses Miller and Walter T. Miller and The Potomac Edison Company, dated December 15, 1966, and recorded among the Land Records of Allegany County, Maryland, in Liber 405, folio 558.

(y)      Subject to a Right of Way Agreement between Wilbert L. Mowen and Mary J. Mowen and The Potomac Edison Company, dated December 15, 1966, and recorded among the Land Records of Allegany County, Maryland, in Liber 405, folio 560.

(z)      Subject to a Right of Way Agreement between Fred M. Propst and Mary E. Propst and The Potomac Edison Company dated November 13, 1979, and recorded among the Land Records of Allegany County, Maryland, in Liber 513, folio 433.

(aa)           Subject to a right of way contained in Deed between Andrew N. McLuckie, Rebecca McLuckie and Harry A. McLuckie, and the State Roads Commission of Maryland acting for and on behalf of the State of Maryland, dated November 8, 1955, and recorded among the Land Records of Allegany County, Maryland, in Liber 274, folio 36.

(bb)           Subject to a Right of Way Agreement between Andrew N. McLuckie and Rebecca M. McLuckie and The Potomac Edison Company, dated July 11, 1960, and recorded among the Land Records of Allegany County, Maryland, in Liber 324, folio 295.

(cc)           Subject to easements and restrictions contained in a Deed between the State Roads Commission of Maryland acting for and on behalf of the State of Maryland, J. Millard Tawes, Governor of Maryland, Louis L. Goldstein, Comptroller of Maryland and John A. Luetkemeyer, Treasurer of Maryland, constituting the Board of Public Works of Maryland, and the State of Maryland for the use of the Department of Forests and Parks, dated August 22, 1966, and recorded among the Land Records of Allegany County, Maryland, in Liber 401, folio 265.

(dd)           statutory Encumbrances or landlord’s, carrier’s, warehousemen’s, mechanic’s, supplier’s, materialmen’s, or other like Encumbrances arising in the ordinary course of the Business.

(ee)           the rights of any licensor, as such rights may be reflected a license agreement, with respect to any Intellectual Property that is licensed to MEDCO.

Exhibit H

List of Leasehold Deed of Trust

First Lien Deed of Trust from Maryland Economic Development Corporation to David L. Williams and Patrick J. Wood, as Individual Trustees for the benefit of Manufacturers and Traders Trust Company, Trustee, dated as of December 1, 2008, and recorded among the Land Records of Allegany County, Maryland, in Liber 1542, folio 081.

Second Lien Leasehold Deed of Trust from Maryland Economic Development Corporation to David L. Williams and Patrick J. Wood, as Individual Trustees for the benefit of Manufacturers and Traders Trust Company, Trustee, dated as of December 1, 2008, and recorded among the Land Records of Allegany County, Maryland, in Liber 1542, folio 126.

Third Lien Leasehold Deed of Trust from Maryland Economic Development Corporation to David L. Williams and Patrick J. Wood, as Individual Trustees for the benefit of Manufacturers and Traders Trust Company, Trustee, dated as of December 1, 2008, and recorded among the Land Records of Allegany County, Maryland, in Liber 1542, folio 171.

Fourth Lien Deed of Trust from Maryland Economic Development Corporation to David L. Williams and Patrick J. Wood, as Individual Trustees for the benefit of Manufacturers and Traders Trust Company, Trustee, dated as of December 1, 2008, and recorded among the Land Records of Allegany County, Maryland, in Liber 1542, folio 216.

H-1

Exhibit I

Form of Amended and Restated Ground Lease

[TO BE PROVIDED]

I-1

Exhibit J

Water and Sewer Agreement between Buyer and MES

[TO BE PROVIDED]

J-1

Schedule 1.1(b)

Inventory

[TO BE PROVIDED]

Schedule 1.1(g)

Equipment

[TO BE PROVIDED]

Schedule 1.1(h)

Intellectual Property

[TO BE PROVIDED]

Schedule 1.1(i)

Assumed Leases

[TO BE PROVIDED]

Schedule 1.1(j)

Transferred Contracts

[TO BE PROVIDED]

Schedule 2.3

Restrictions

[TO BE PROVIDED]

Schedule 2.4

MEDCO Consents

[TO BE PROVIDED]

Schedule 2.9

Financial Statements

[TO BE PROVIDED]

Schedule 2.13

Material Contracts

Schedule 3.4

Buyer Consents

[TO BE PROVIDED]